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Exhibit 15.1

Acknowledgment of Ernst & Young LLP

Stockholders and Board of Directors of
Armada Hoffler Properties, Inc.

        We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-            ) of Armada Hoffler Properties, Inc. for the registration of 2,000,000 shares of its common stock of our reports dated May 4, 2016 and August 3, 2016 relating to the unaudited condensed consolidated interim financial statements of Armada Hoffler Properties, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

                      /s/ Ernst & Young LLP

McLean, Virginia
October 19, 2016

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  Exhibit 15.1
Acknowledgment of Ernst & Young LLP